Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of CTI BioPharma Corp. (formerly known as Cell Therapeutics, Inc.) on Form S-8 of our report (which includes an explanatory paragraph as to the Company’s ability to continue as a going concern) dated March 12, 2015, with respect to our audits of the consolidated financial statements of CTI BioPharma Corp. as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 and our report dated March 12, 2015 with respect to our audit of the effectiveness of internal control over financial reporting of CTI BioPharma Corp. as of December 31, 2014 appearing in the Annual Report on Form 10-K of CTI BioPharma Corp. for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

September 28, 2015